UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2014

MICHAEL FOODS GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-173400	20-0344222
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 CARLSON PARKWAY SUITE 400 MINNETONKA, MINNESOTA	55305
(Address of principal executive offices)	(Zip Code)

(952) 258-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Michael Foods Group, Inc. (“the Company”) announced on April 17, 2014 that its parent, MFI Holding Corporation (“MFI Holding”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 16, 2014, by and among MFI Holding, Post Holdings, Inc. (“Parent”), Acquisition Sub, Inc., a newly organized, wholly-owned subsidiary of Parent (“Merger Sub”), and GS Capital Partners VI Fund, L.P. as representative for the stockholders and optionholders of MFI Holding.

Under the terms of the Merger Agreement, Parent will acquire MFI Holding for $2.45 billion in cash on a cash-free, debt-free basis, subject to working capital and other adjustments. In addition, Parent will make a payment of $50 million on the first anniversary of the closing date, which payment is intended to represent the parties’ estimate of the value of certain tax benefits that MFI Holding is expected to realize from payments to be made by or on its behalf in connection with the transactions contemplated by the Merger Agreement.

Subject to the terms and conditions in the Merger Agreement, Merger Sub will merge with and into MFI Holding (the “Merger”), with MFI Holding continuing as the surviving corporation as a wholly-owned subsidiary of Parent.

At the effective time of the Merger, each share of common stock of MFI Holding issued and outstanding immediately prior to the effective time (other than shares held by Holdings, Buyer and certain affiliates of Parent, which will be cancelled) will be converted into a right to receive cash consideration in accordance with the terms of the Merger Agreement.

The Merger Agreement and the Merger have been unanimously approved by MFI Holding’s Board of Directors.

The Merger is conditioned on, among other things, the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the accuracy of MFI Holding’s and Parent’s representations and warranties under the Merger Agreement, and the absence of a material adverse change in MFI Holding’s business since the date of the Merger Agreement. The Merger Agreement contains customary representations, warranties and covenants of the parties.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties thereto. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. In addition, the assertions embodied in those representations, warranties and covenants are qualified by information in confidential disclosure letters that the parties have exchanged in connection with signing the Merger Agreement. The disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 8.01. Other Events.

On April 16, 2014, the Company issued a news release announcing that MFI Holding had entered into the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of April 16, 2014, by and among MFI Holding Corporation, Post Holdings, Inc., Acquisition Sub, Inc. and GS Capital Partners VI Fund, L.P. *

99.1	News release issued by the Company on April 17, 2014.

*	Certain schedules to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 17, 2014	MICHAEL FOODS GROUP, INC.

	By:	/s/ James E. Dwyer, Jr.
James E. Dwyer, Jr.
Its: Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger dated as of April 16, 2014, by and among MFI Holding Corporation, Post Holdings, Inc., Acquisition Sub, Inc. and GS Capital Partners VI Fund, L.P. *

99.1	News release issued by the Company on April 17, 2014.

*	Certain schedules to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

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